Exhibit 4.1

THIS COMPOSITE CHARTER OF HOST HOTELS & RESORTS, INC. (THE “CORPORATION”), TOGETHER WITH EXHIBIT A ATTACHED HERETO, REFLECTS THE PROVISIONS OF THE CORPORATION’S CHARTER, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND THEREAFTER ON OR PRIOR TO JULY 18, 2016 BUT IS NOT AN AMENDMENT AND RESTATEMENT THEREOF.

HOST HOTELS & RESORTS, INC.

COMPOSITE CHARTER

ARTICLE I

Name

The name of the corporation (which is hereinafter called the “Corporation”) is Host Hotels & Resorts, Inc.

ARTICLE II

Purposes

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Maryland (the “MGCL”).

ARTICLE III

Principal Office

The present address of the principal office of the Corporation in the State of Maryland is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817.

ARTICLE IV

Resident Agent

The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

ARTICLE V

Duration

The duration of the Corporation shall be perpetual.

ARTICLE VI

Capitalization

Section 6(a) Shares and Par Value. The total number of shares of stock of all classes (“Capital Stock”) which the Corporation has authority to issue is 1,100,000,000 shares, 1,050,000,000 of which initially are classified as common stock, par value of $.01 per share (“Common Stock”), and 50,000,000 of which initially are classified as preferred stock, par value $.01 per share (“Preferred Stock”). The aggregate par value of all classes of stock that the Corporation shall have authority to issue is $11,000,000. The Board of Directors may, by adopting a resolution and filing articles supplementary with the State Department of Assessments and Taxation of Maryland, classify and reclassify any unissued shares of Capital Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. The power of the Board of Directors under this Section 6(a) to classify and reclassify any of the shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such stock (including shares initially designated as Common Stock or Preferred Stock above) into Common Stock, Preferred Stock, a class or classes of preferred stock, preference stock, special stock or other stock (including non-voting common stock), and to divide and classify shares of any class into one or more series of such class. Unless otherwise specifically provided for in the terms of any class or series of stock now or hereafter created, the amount that would be needed, if the Corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights on dissolution of stockholders whose preferential rights are superior to those receiving the distribution, shall not limit the ability of the Corporation to make any distribution or the amount thereof.

Section 6(b) Common Stock. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation:

(1) Voting Rights. Each share of Common Stock shall have one vote on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class of stock at any time classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(2) Dividends. Subject to the provisions of law and any preferences of any class of Capital Stock, including any shares of Preferred Stock, hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of the Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Capital Stock at any time classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation are entitled, including any shares of Preferred Stock, together with the holders of any other class of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

Section 6(c) Preferred Stock. The Board of Directors shall have the authority to classify and reclassify any unissued shares of Preferred Stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of the Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any of the shares of such stock into Common Stock, a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

(1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized class of stock so redeemed, purchased, otherwise acquired or converted into shares of Common Stock and be subject to classification and reclassification as provided in this Article VI.

(2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section 6(c), and, if so, the terms and conditions thereof.

(8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.

Section 6(d) Ranking of Classes or Series of Capital Stock. For the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

(1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

ARTICLE VII

Board of Directors

Section 7(a) Number of Directors. Except as otherwise fixed by or pursuant to the provisions of Article VI hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors may thereafter be increased or decreased pursuant to the Bylaws of the Corporation; provided such number established in accordance with the Bylaws is not decreased to less than three (3) nor increased to more than thirteen (13).

Section 7(b) Removal of Directors. Subject to the rights of holders of one or more classes or series of Capital Stock other than Common Stock to elect one or more directors, any director may be removed only for cause and only by the affirmative vote of stockholders holding at least two thirds of all the votes entitled to be cast for the election of directors.

Section 7(c) Vacancies. Except in the case of a vacancy on the Board of Directors among the directors elected by a class or series of Capital Stock other than Common Stock, any vacancy on the Board of Directors may be filled by the affirmative vote of the remaining directors (except that a vacancy which results from an increase in the number of directors may be filled by a majority of the entire Board of Directors) and, in the case of a vacancy resulting from the removal of a director, by the stockholders by the affirmative vote of two-thirds of the votes entitled to be cast for the election of directors. Any vacancy on the Board of Directors among the directors elected by a class or series of Capital Stock other than Common Stock may be filled by a majority of the remaining directors elected by that class or series or by the sole remaining director elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that class or series.

Section 7(d) Amendments. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with the provisions of this ARTICLE VII.

ARTICLE VIII

Restriction on Transfer and Ownership of Shares of Capital Stock

Section 8.1 Definitions. For the purpose of this Article VIII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Benefit Plan Investor. The term “Benefit Plan Investor” shall have the meaning provided in 29 C.F.R. § 2510.3-101(f)(2), or any successor regulation thereto.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the state of Maryland or in the state of New York are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 8.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 8.2.1(b)(i) and Section 8.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person, unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation from time to time to serve as trustee of the Charitable Trust. In the absence of such designation, the Charitable Trustee shall be First National Bank of Chicago.

Closing Price. The “Closing Price” on any date shall mean the last sale price for such shares of Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Capital Stock, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares of Capital Stock are not listed or admitted to trading on the

NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Capital Stock are listed or admitted to trading or, if such shares of Capital Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices, in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Capital Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Capital Stock, the fair market value of such shares, as determined in good faith by the Board of Directors.

Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Effective Date. The term “Effective Date” shall mean the date on which the Effective Time occurs.

Effective Time. The term “Effective Time” shall mean the later of (i) the time the State Department of Assessments and Taxation of Maryland accepts the articles of merger for the Merger for record or (ii) the time established under the articles of merger for the Merger.

ERISA Investor. The term “ERISA Investor” shall mean any holder of shares of Capital Stock that is (i) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan as defined in Section 4975(e) of the Code (any such employee benefit plan or “plan” described in clause (i) or this clause (ii) being referred to herein as a “Plan”), (iii) a trust which was established pursuant to a Plan, or a nominee for such trust or Plan, or (iv) an entity whose underlying assets include assets of a Plan by reason of such Plan’s investment in such entity.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 8.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that (and only so long as) the affected Excepted Holder complies with all of the requirements established by the Board of Directors pursuant to Section 8.2.7, and subject to adjustment pursuant to Section 8.2.8, the percentage limit established by the Board of Directors pursuant to Section 8.2.7.

Excluded Holder. The term “Excluded Holder” shall mean any Person who acquires Constructive Ownership or Beneficial Ownership of shares of Common Stock solely by reason of the Transfer of Common Stock in the Merger and who, immediately following the Merger, either Beneficially Owns or Constructively Owns shares of Common Stock in excess of the Ownership Limit solely by reason of such Transfer of Common Stock in the Merger.

Excluded Holder Limit. The term “Excluded Holder Limit” shall mean, with respect to any Excluded Holder, the lesser of (i) shares of Capital Stock representing 9.9% (in value) of the outstanding shares of Capital Stock of the Corporation or (ii) the shares of Capital Stock that such Excluded Holder was considered to Constructively Own immediately following the Merger solely by reason of the Merger (taking into account only such shares of Capital Stock and no other shares as to which such Person may thereafter become, for any reason, the Constructive Owner or the Beneficial Owner), provided, however, that if at any time the Excluded Holder Limit for any Excluded Holder would be less than the Ownership Limit, such Excluded Holder shall cease to be an Excluded Holder and the Ownership Limit shall thereafter apply to such Person.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such shares of Capital Stock on such date.

Merger. The term “Merger” shall mean the merger of Host Marriott Corporation, a Delaware corporation, with and into the Corporation, with the Corporation being the surviving entity and with the outstanding shares of capital stock of Host Marriott Corporation being converted into shares of Capital Stock as set forth in the articles of merger for the Merger.

NYSE. The term “NYSE” shall mean the New York Stock Exchange, Inc.

Ownership Limit. The term “Ownership Limit” shall mean (i) with respect to shares of Common Stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation; and (ii) with respect to any class or series of shares of Preferred Stock or other stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock or other stock of the Corporation.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that the term “Person” shall not include any group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, if such “group” would be an Excluded Holder (but any Person that is a member of such “group” shall still be considered to be a “Person” for purposes hereof).

Prohibited Owner. The term “Prohibited Owner” shall mean any Person, who, but for the provisions of Section 8.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Capital Stock that the Prohibited Owner would have so owned.

Publicly Offered Securities. The term “Publicly Offered Securities” shall have the meaning provided in 29 C.F.R. Section 2510.3-101(b)(2), or any successor regulation thereto.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Date. The term “Restriction Date” shall mean the first day after the Effective Date.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such actions or cause any such events) that causes any Person to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock, or the right to vote or receive dividends on shares of Capital Stock, including without limitation, (a) the issuance and transfer to holders of shares of Host Marriott Corporation of shares of Capital Stock in the Merger, (b) a change in the capital structure of the Corporation, (c) a change in the relationship between two or more Persons which causes a change in ownership of shares of Capital Stock by application of either Section 544 of the Code, as modified by Section 856(h) or Section 318(a) of the Code, as modified by Section 856(d)(5), (d) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire shares of Capital Stock, (e) any disposition of any securities or rights convertible into or exchangeable for shares of Capital Stock or any interest in shares of Capital Stock or any exercise of any such conversion or exchange right, (f) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of shares of Capital Stock, and (g) solely for purposes of applying the Excluded Holder Limit, any change in the value of one class or series of shares of Capital Stock relative to the value of any other class or series of shares of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise. (For purposes of this Article VIII, the right of a limited partner in Host Marriott, L.P., a Delaware limited partnership (or any successor thereto), to require the partnership to redeem such limited partner’s units of limited partnership interest pursuant to Section 8.6 of the Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P. shall not be considered to be an option or similar right to acquire shares of Capital Stock of the Corporation so long as such Section 8.6 is not amended in a manner that would grant to a limited partner a legal right to require that either Host Marriott, L.P. (or any successor thereto) or the Corporation issue to such limited partner shares of Capital Stock and so long as the restrictions in Section 8.6.C of such Agreement apply to the exercise of the rights set forth in such Section 8.6.) The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 8.2 Restrictions on Ownership and Transfer of Shares.

Section 8.2.1 Ownership Limitations. During the period commencing at the Effective Time and ending at the close of business on the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder or an Excluded Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit, (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder, and (3) commencing at 12:01 a.m. (Eastern Standard Time) on the Restriction Date, no Excluded Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excluded Holder Limit for such Excluded Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that (1) such Beneficial Ownership of shares of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) such Constructive Ownership would cause either the Corporation to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 856(c) of the Code or Host Marriott, L.P. (or any successor thereto) to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 7704(d) of the Code, or (3) such Beneficial Ownership or Constructive Ownership of shares of Capital Stock would result in the Corporation otherwise failing to qualify as a REIT or Host Marriott, L.P. (or any successor thereto) to fail to qualify as a partnership for federal income tax purposes.

(iii) No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the outstanding shares of all classes and series of Capital Stock would be Beneficially Owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Subject to Section 8.5 and notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in outstanding shares of all classes and series of Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If, as a result of the Merger and the Transfer of shares of Capital Stock to holders of shares of Host Marriott Corporation, a Delaware corporation, any Person Beneficially Owns or Constructively Owns shares of Capital Stock in violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) as of 12:01 a.m. (Eastern Standard Time) on the Restriction Date, then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) (whichever is applicable) (rounded upward to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of 12:01 a.m. (Eastern Standard Time) on the Restriction Date, and such Person shall have no rights in such shares of Capital Stock (except as otherwise provided in Section 8.3.5(b)). If any Transfer of shares of Capital Stock other than as a result of the Merger and Transfer of shares of Capital Stock to holders of shares of Host Marriott Corporation (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii), as applicable.

(i) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) (rounded upward to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or as of the close of business on the Effective Date as to any such Transfer that occurs on the Effective Date), and such Person shall acquire no rights in such shares of Capital Stock; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii), as applicable, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii), as applicable, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 8.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 8.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable under Section 8.2.1(b)(ii), such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 8.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 8.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 8.2.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

Section 8.2.4 Owners Required To Provide Information. During the period commencing at the Effective Time and ending at the close of business on the Restriction Termination Date:

(a) Every stockholder of record of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares Beneficially Owned, and a description of the manner in which such shares of Capital Stock are held; provided that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Capital Stock of such Actual Owner with respect to which the stockholder of record is nominee. Each such stockholder of record and each Actual Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(b) Each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 8.2.5 Remedies Not Limited. Subject to Section 8.5, nothing contained in this Section 8.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 8.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8.2, Section 8.3 or any definition contained in Section 8.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 8.2 or Section 8.3 with respect to any situation based upon the facts known to it. If Section 8.2 or 8.3 requires an action by the Board of Directors and the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 8.1, 8.2 or 8.3.

Section 8.2.7 Exceptions.

(a) The Board of Directors, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of any series or class of Capital Stock of the Corporation, subject to the following conditions and limitations: (A) the Board of Directors shall have determined that (x) assuming such Person would Beneficially Own or Constructively Own the maximum amount of shares of Common Stock and stock of the Corporation (other than Common Stock) permitted as a result of the exception to be granted and (y) assuming that all other Persons who would be treated as “individuals” for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would Beneficially Own or Constructively Own the maximum amount of shares of Common Stock and stock of the Corporation

(other than Common Stock) permitted under this Article VIII (taking into account any exception, waiver or exemption granted under this Section 8.2.7 to (or with respect to) such Persons), the Corporation would not be “closely held” within the meaning of Section 856(h) of the Code (assuming that the ownership of shares of Capital Stock is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT; and (B) such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its sole and absolute discretion, determine to be necessary in order for it to make the determination that the conditions set forth in clause (A) above of this Section 8.2.7(a) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership or Constructive Ownership of one or more other classes or series of shares of Capital Stock not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 8.2 with respect to shares of Capital Stock held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)). If a member of the Board of Directors requests that the Board of Directors grant an exception pursuant to this subparagraph (a) with respect to such member, or with respect to any other Person if such Board member would be considered to be the Beneficial Owner or Constructive Owner of shares of Capital Stock owned by such other Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

(b) In addition to exceptions permitted under subparagraph (a) above, the Board of Directors, in its sole and absolute discretion, may grant to any Person who makes a request therefor (a “Requesting Person”) an exception from the Ownership Limit (or one or more elements thereof) if: (i) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that such Requesting Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Requesting Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Capital Stock in excess of the Ownership Limit by reason of the Requesting Person’s ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); (iii) such Requesting Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that neither clause (2) nor clause (3) of subparagraph (a)(ii) of Section 8.2.1 will be violated by reason of the Requesting Person’s ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); and (iv) such Requesting Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its sole and absolute discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Requesting Person owns shares of Capital Stock in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (b), and such Requesting Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 8.2 with respect to shares of Capital Stock held in excess of the Ownership Limit with respect to such Requesting Person (determined without regard to the exception granted such Requesting Person under this subparagraph (b)).

(c) Prior to granting any exception or exemption pursuant to subparagraph (a) or (b), the Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

(d) Subject to Section 8.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement; and provided, that the ownership of shares of Capital Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation’s failing to qualify as a REIT. In this regard, at no time may either (x) an underwriter, or (y) any Person who would Constructively Own shares of Capital Stock owned by an underwriter Constructively Own, concurrently, 10% or more of the outstanding securities of any class or series of (i) the Corporation and any tenant or lessee of the Corporation (which, as of the Effective Date, includes Crestline Capital Corporation and its subsidiaries), or (ii) the Corporation and any Person that would be considered to Constructively Own or Beneficially Own 10% or more of any tenant or lessee of the Corporation (which, as of the Effective Date, includes Crestline Capital Corporation and its subsidiaries).

(e) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

Section 8.2.8 Increase or Decrease in Ownership Limit. The Board of Directors may from time to time increase or decrease the Ownership Limit, subject to the limitations provided in this Section 8.2.8.

(a) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such change shall be effective immediately).

(b) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.5% of the value of the outstanding shares of Capital Stock.

(c) Prior to the modification of the Ownership Limit pursuant to this Section 8.2.8, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification in the Ownership Limit were to be made.

Section 8.2.9 Legend. Each certificate for shares of Capital Stock (or securities exercisable for or convertible into shares of Capital Stock) shall bear substantially the following legend:

The shares of Capital Stock represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer primarily for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Excluded Holder (in which case the Excluded Holder Limit shall be applicable); (ii) with respect to any class or series of shares of Capital Stock other than Common Stock, no Person may Beneficially Own or Constructively Own more than 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of such stock of the Corporation (collectively, (i) and (ii) are referred to herein as the “Ownership Limit”), unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Excluded Holder (in which case the Excluded Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code, would cause either the Corporation to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 856(c) of the Code or Host Marriott, L.P. (or any successor thereto) to be considered to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 7704(d) of the Code, or otherwise would cause the Corporation to fail to qualify as a REIT under the Code; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in shares of Capital Stock of the Corporation being owned by fewer than 100 Persons. Notwithstanding the foregoing, commencing at 12:01 a.m. (Eastern Standard Time) on the day immediately following the effective date of the merger (the “Merger”) of Host Marriott Corporation, a Delaware corporation, with and into the Corporation, no Excluded Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excluded Holder Limit for such Excluded Holder. An “Excepted Holder” means a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors. An “Excluded Holder” means any Person who acquires Constructive Ownership or Beneficial Ownership of shares of Common Stock solely by reason of the Transfer of Common Stock in the Merger and who, immediately following the Merger, either Beneficially Owns or Constructively Owns shares of Common Stock in excess of the Ownership Limit solely by reason of the Transfer of Common Stock in the Merger. The “Excluded Holder Limit” means, with respect to any Excluded Holder, the lesser of (i) shares of Capital Stock representing 9.9% (in value) of the outstanding shares of Capital Stock of the Corporation or (ii) the shares of Capital Stock that such Excluded Holder was considered to Constructively Own immediately following the Merger solely by reason of the Merger (taking into account only such shares of Capital Stock and no other shares as to which such Person may thereafter become, for any reason, the Constructive Owner or the Beneficial Owner), provided, however, that if at any time the Excluded Holder Limit for any Excluded Holder would be less than the Ownership Limit, such Excluded Holder shall cease to be an Excluded Holder and the

Ownership Limit shall thereafter apply to such Person. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on Transfer are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit (except as otherwise provided in the charter of the Corporation) of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the Transfer restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares of Capital Stock. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 8.3 Transfer of Shares of Capital Stock in the Corporation.

Section 8.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 8.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 8.3.5). Such transfer to the Charitable Trustee shall be deemed to be effective (i) as of 12:01 a.m. (Eastern Standard Time) on the Restriction Date, as to any Person who Beneficially Owns or Constructively Owns shares of Capital Stock in violation of Section 8.2.1(a)(i) or 8.2.1(a)(ii) or 8.2.1(a)(iii) as of such time and date as a result of the Merger and the Transfer of shares of Capital Stock to holders of shares of Host Marriott Corporation or (ii) as of the close of business on the Business Day prior to any other purported Transfer or other event that otherwise results in the transfer to the Charitable Trust pursuant to Section 8.2.1(b) (or as of the close of business on the Effective Date if such other purported Transfer or other event occurs on that date). The

Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 8.3.7.

Section 8.3.2 Status of Shares of Capital Stock Held by the Charitable Trustee. Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares of Capital Stock held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 8.3.5), shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares of Capital Stock.

Section 8.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 8.3.5). Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares of Capital Stock to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

Section 8.3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the class or series of shares of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of shares of Capital Stock held by the Charitable Trustee bears to the total number of shares of Capital Stock of such class or series of shares of Capital Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the shares of Capital Stock held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation in accordance with Section 8.3.5.

Section 8.3.5 Sale of Shares by Charitable Trustee.

(a) Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares of Capital Stock held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to such shares of Capital Stock as to any shares of Capital Stock transferred to the Charitable Trustee as a result of the operation of Section 8.2.1(b)) to a person, designated by the Charitable Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in Section 8.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.3.5.

(b) A person who becomes a Prohibited Owner by virtue of the first sentence of Section 8.2.1(b) shall receive the lesser of (i) all of the net sales proceeds per share received by the Charitable Trustee from the sale or other disposition of such excess shares of Capital Stock held in the Charitable Trust, or (ii) an amount equal to the Closing Price of such excess shares of Capital Stock on the Effective Date, with the balance, if any, to be paid to the Charitable Beneficiary.

(c) Any other Prohibited Owner shall receive the lesser of (1) the net price paid by the Prohibited Owner for the shares of Capital Stock or, if the Prohibited Owner did not give value for the shares of Capital Stock in connection with the event causing the shares of Capital Stock to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust, and (2) the net sales proceeds per share received by the Charitable Trustee from the sale or other disposition of the shares of Capital Stock held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares of Capital Stock are sold by a Prohibited Owner, then (i) such shares of Capital Stock shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.3.5, such excess shall be paid to the Charitable Trustee upon demand.

Section 8.3.6 Purchase Right in Shares of Capital Stock Transferred to the Charitable Trustee. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise, gift or other such transaction, the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares of Capital Stock held in the Charitable Trust pursuant to Section 8.3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 8.3.7. Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 8.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. In the absence of any such determination by the Corporation, the Charitable Beneficiary shall be the United Way of the National Capital Area.

Section 8.4 Restrictions on Ownership and Transfer of Shares of Capital Stock by Benefit Plans.

Section 8.4.1 Ownership Limitations. Notwithstanding any other provisions herein, if and to the extent that any class or series of shares of Capital Stock do not constitute Publicly Offered Securities, then Benefit Plan Investors may not, on any date, hold, individually or in the aggregate, 25 percent or more of the value of such class or series of shares of Capital Stock. For purposes of determining whether Benefit Plan Investors hold, individually or in the aggregate, 25 percent or more of the value of such class or series of shares of Capital Stock, the value of shares of Capital Stock of such class held by any director or officer of the Corporation, or any other Person who has discretionary authority or control with respect to the assets of the Corporation, or any Person who provides investment advice for a fee to the Corporation in connection with its assets, or an “affiliate” of such person, as defined in 29 C.F.R. Section 2510.3-101(f)(3), or any successor regulation thereto, shall be disregarded.

Section 8.4.2 Remedies for Violations by Benefit Plan Investors. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that (i) a Transfer or other event has taken place that results in a violation of Section 8.4.1 or will otherwise result in the underlying assets and property of the

Corporation becoming assets of any ERISA Investor or (ii) that a Person intends to acquire or has attempted to acquire or hold shares of Capital Stock in a manner that will result in a violation of Section 8.4.1 or will otherwise result in the underlying assets and property of the Corporation becoming assets of any ERISA Investor, the Board of Directors or a committee thereof shall take such action as it deems advisable to mitigate, prevent or cure the consequences that might result to the Corporation from such Transfer or other event, including without limitation, refusing to give effect to or preventing such Transfer or event through redemption of such shares of Capital Stock or refusal to give effect to the Transfer or event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event.

Section 8.4.3 Information on Benefit Plan Status. Any Person who acquires or attempts or intends to acquire or hold shares of Capital Stock shall provide to the Corporation such information as the Corporation may request in order to determine whether such acquisition or holding has resulted or will result in a violation of Section 8.4.1 or otherwise has resulted or will result in the underlying assets and property of the Corporation becoming assets of any ERISA Investor, including the name and address of any Person for whom a nominee holds shares of Capital Stock and whether the underlying assets of such Person include assets of any Benefit Plan Investor.

Section 8.5 NYSE Transactions. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.

Section 8.6 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

Section 8.7 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 8.8 Enforceability. If any of the restrictions on transfer of shares of Capital Stock contained in this Article VIII are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

Section 8.9 Amendments. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this ARTICLE VIII.

ARTICLE IX

Merger, Consolidation, Share Exchange or Transfer of Assets

Subject to the terms of any class or series of Capital Stock at the time outstanding, the Corporation may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer its assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of its assets must be approved (i) by the Board of Directors in the manner provided in the MGCL and (ii) by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast thereon to the extent a stockholder vote is required under the MGCL to effect any such transaction. Notwithstanding the foregoing, any merger of the Corporation with or into a trust organized for the purpose of changing the Corporation’s form of organization from a corporation to a trust shall require the approval of stockholders of the Corporation by the affirmative vote only of a majority of all the votes entitled to be cast on the matter, provided that (i) the shareholders of the trust immediately following the merger are the same as the stockholders of the Corporation immediately prior to the merger and (ii) the trust’s declaration of trust contains amendment provisions substantially equivalent to those contained in Section 7(d), Section 8.9, the last sentence of this Article IX and Section 10(a)(7) hereof. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this ARTICLE IX.

ARTICLE X

Miscellaneous Provisions

Section 10(a) Additional Provisions. The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders of the Corporation:

(1) Authority to Issue Stock. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

(2) No Preemptive Rights. No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied; other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

(3) Indemnification. The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions, or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(4) Liability of Directors and Officers. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(5) Call of Special Meetings of Stockholders. A special meeting of the stockholders of the Corporation may be called by the President, the Board of Directors or any other person specified in the Bylaws. The Secretary of the Corporation shall also call a special meeting of the stockholders on the written request of stockholders entitled to cast 25% of all the votes entitled to be cast at the meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a stockholder-requested special meeting need not be called to consider any matter which is substantially the same as a matter voted on at a meeting of the stockholders held during the preceding 12 months.

(6) Bylaws. The Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, and new Bylaws may be adopted by the Board of Directors or by the stockholders of the Corporation. Any such alterations, amendments or repeals, or new Bylaws approved by the stockholders shall be approved by the affirmative vote of the holders of a majority of the shares entitled to be cast on the matter.

(7) Amendments. The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law,

including without limitation any amendments changing the terms or contract rights, as expressly set forth in the charter, of any of its outstanding stock by classification, reclassification or otherwise. Except as otherwise provided in the charter of the Corporation, any amendment to the charter shall be valid only if approved by the affirmative vote of stockholders of the Corporation holding not less than a majority of all the votes entitled to be cast on the matter. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of Section 10(a) of this ARTICLE X.

Section 10(b) No Limitation of Powers. The enumeration and definition of particular powers of the Board of Directors included herein shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article or the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereinafter in force.

EXHIBIT A

HOST HOTELS & RESORTS, INC.

ARTICLES SUPPLEMENTARY

Host Hotels & Resorts, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Company, by unanimous written consent resolution of its Board of Directors (the “Board of Directors”) prohibited the Company from electing to be subject to Section 3-803 of the MGCL as provided herein.

SECOND: The resolution referred to above provides that the Company is prohibited from electing to be subject to the provisions of Section 3-803 of the MGCL, and that the foregoing prohibition may not be repealed unless the repeal of such prohibition is approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

THIRD: The election to prohibit the Company from becoming subject to Section 3-803 of the MGCL without the stockholder approval referenced above has been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.